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                                   CREDIT AGREEMENT



                              DATED AS OF JUNE 30, 1997


                                       BETWEEN


                            DIGITAL MICROWAVE CORPORATION


                                         AND


                            BANK OF AMERICA NATIONAL TRUST
                               AND SAVINGS ASSOCIATION







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                               TABLE OF CONTENTS


   Section                                                                  Page

                                   ARTICLE I
              Definitions and Financial Requirements . . . . . . . . . . . .   1

    1.01  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.02  Financial Requirements . . . . . . . . . . . . . . . . . . . . . .   7

                                   ARTICLE II
              The Credit Facilities. . . . . . . . . . . . . . . . . . . . .  7

    2.01  The Revolving Facility . . . . . . . . . . . . . . . . . . . . . .  7
    2.02  Dollar Advances Under the Revolving Facility . . . . . . . . . . .  8
    2.03  Conversion and Continuation Elections. . . . . . . . . . . . . . .  9
    2.04  Commercial Letters of Credit under the Revolving Facility. . . . . 10
    2.05  Standby Letters of Credit Under the Revolving Facility . . . . . . 11
    2.06  Local Currency Advances. . . . . . . . . . . . . . . . . . . . . . 12
    2.07  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 13
    2.08  Mandatory Payment. . . . . . . . . . . . . . . . . . . . . . . . . 13
    2.09  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 13
    2.10  Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    2.11  Default Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
    2.12  Early Termination of Commitment. . . . . . . . . . . . . . . . . . 13

                                  ARTICLE III
              Extensions of Credit, Payments and Interest Calculations . . . 14

    3.01  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 14
    3.02  Disbursements and Payments . . . . . . . . . . . . . . . . . . . . 14
    3.03  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 14
    3.04  Evidence of Indebtedness . . . . . . . . . . . . . . . . . . . . . 14
    3.05  Interest Calculation . . . . . . . . . . . . . . . . . . . . . . . 14
    3.06  Late Payments; Compounding . . . . . . . . . . . . . . . . . . . . 14
    3.07  Business Day . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    3.08  Taxes and Other Charges. . . . . . . . . . . . . . . . . . . . . . 15
    3.09  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
    3.10  Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . . . 16
    3.11  Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . 17
    3.12  Inability to Determine Rates . . . . . . . . . . . . . . . . . . . 18
    3.13  Certificate of the Bank. . . . . . . . . . . . . . . . . . . . . . 18
    3.14  Survival. . . . . . . . . . . . . . . . . . . .. . . . . . . . . . 18

                                   ARTICLE IV
              Conditions to Availability of Credit . . . . . . . . . . . . . 18

    4.01  Conditions to First Extension of Credit. . . . . . . . . . . . . . 18
    4.02  Conditions to Each Extension of Credit . . . . . . . . . . . . . . 19



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   Section                                                                  Page

                                   ARTICLE V
              Representations and Warranties . . . . . . . . . . . . . . . . 19

    5.01  Corporate Existence and Power. . . . . . . . . . . . . . . . . . . 19
    5.02  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    5.03  Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    5.04  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 20
    5.05  Permits, Franchises. . . . . . . . . . . . . . . . . . . . . . . . 20
    5.06  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
    5.07  No Event of Default. . . . . . . . . . . . . . . . . . . . . . . . 21
    5.08  Other Obligations. . . . . . . . . . . . . . . . . . . . . . . . . 21
    5.09  Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
    5.10  Information Submitted. . . . . . . . . . . . . . . . . . . . . . . 21
    5.11  No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . 21
    5.12  ERISA Compliance . . . . . . . . . . . . . . . . . . . . . . . . . 21
    5.13  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 22
    5.14  Swap Obligations . . . . . . . . . . . . . . . . . . . . . . . . . 22

                                   ARTICLE VI
              Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . 22

    6.01  Notices of Certain Events. . . . . . . . . . . . . . . . . . . . . 22
    6.02  Financial and Other Information. . . . . . . . . . . . . . . . . . 23
    6.03  Books, Records, Audits and Inspections . . . . . . . . . . . . . . 23
    6.04  Use of Facility. . . . . . . . . . . . . . . . . . . . . . . . . . 24
    6.05  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    6.06  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . 24
    6.07  Change in Name, Structure or Location. . . . . . . . . . . . . . . 24
    6.08  Existence and Properties . . . . . . . . . . . . . . . . . . . . . 24

                                  ARTICLE VII
              Negative Covenants . . . . . . . . . . . . . . . . . . . . . . 25

    7.01  Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . 25
    7.02  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    7.03  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 26
    7.04  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 26
    7.05  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 26
    7.06  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    7.07  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.08  Liquidations and Mergers . . . . . . . . . . . . . . . . . . . . . 27
    7.09  Sale of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . 27
    7.10  Business Activities. . . . . . . . . . . . . . . . . . . . . . . . 28
    7.11  Regulations G, T, U, and X . . . . . . . . . . . . . . . . . . . . 28
    7.12  Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . . 28
    7.13  Quick Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    7.14  Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . 28
    7.15  Total Liabilities to Tangible Net Worth. . . . . . . . . . . . . . 28
    7.16  Consecutive Quarterly Losses; Losses in One Quarter. . . . . . . . 28



                                       ii

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   Section                                                                  Page
                                 ARTICLE VIII
              Events of Default. . . . . . . . . . . . . . . . . . . . . . . 29

    8.01  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . 29
         (a)  Failure to Pay . . . . . . . . . . . . . . . . . . . . . . . . 29
         (b)  Breach of Representation or Warranty . . . . . . . . . . . . . 29
         (c)  Specific Defaults. . . . . . . . . . . . . . . . . . . . . . . 29
         (d)  Other Defaults . . . . . . . . . . . . . . . . . . . . . . . . 29
         (e)  Judgments. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         (f)  Failure to Pay Debts; Voluntary Bankruptcy . . . . . . . . . . 29
         (g)  Involuntary Bankruptcy . . . . . . . . . . . . . . . . . . . . 30
         (h)  Default of Other Financial Obligations . . . . . . . . . . . . 30
         (i)  Default of Other Bank Obligations. . . . . . . . . . . . . . . 30
         (j)  Material Adverse Effect. . . . . . . . . . . . . . . . . . . . 30
         (k)  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         (l)  Change of Control. . . . . . . . . . . . . . . . . . . . . . . 31
    8.02  Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

                                   ARTICLE IX
              Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . 32

    9.01  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . 32
    9.02  Consents and Waivers . . . . . . . . . . . . . . . . . . . . . . . 32
    9.03  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
    9.04  Costs and Attorneys' Fees. . . . . . . . . . . . . . . . . . . . . 32
    9.05  Integration; Amendment . . . . . . . . . . . . . . . . . . . . . . 33
    9.06  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . 33
    9.07  Participations . . . . . . . . . . . . . . . . . . . . . . . . . . 34
    9.08  General Indemnification. . . . . . . . . . . . . . . . . . . . . . 34
    9.09  Arbitration; Reference Proceeding. . . . . . . . . . . . . . . . . 35
    9.10  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
    9.11  Headings; Interpretation . . . . . . . . . . . . . . . . . . . . . 36
    9.12  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    9.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
    9.14  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . 37

Schedules

Schedule 7.01   Existing Indebtedness
Schedule 7.02   Existing Liens

Exhibits

Exhibit A       Form of Compliance Certificate
Exhibit B       Form of Notice of Borrowing
Exhibit C       Form of Notice of Conversion/Continuation

                                   CREDIT AGREEMENT


         THIS CREDIT AGREEMENT (this "AGREEMENT") is entered into as of June 30, 1997, between DIGITAL MICROWAVE CORPORATION (the "BORROWER"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "BANK").

         In consideration of the mutual covenants and agreements contained herein, the Borrower and the Bank agree as follows:

                                      ARTICLE I

                       DEFINITIONS AND FINANCIAL REQUIREMENTS.

    1.01 DEFINITIONS. The following terms (including plural and singular versions thereof) have the meanings indicated:

    "ACCEPTABLE SUBSIDIARY": a Subsidiary of the Borrower acceptable to the Bank in its sole discretion that (a) is specified as a "Borrower" on a continuing guaranty executed by the Borrower in form and substance satisfactory to the Bank, and (b) has executed such credit and related documentation with and in favor of the Bank as the Bank may request.

    "ADVANCE":  an advance hereunder.

    "AFFILIATE": means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

    "AVAILABILITY PERIOD": the period commencing on the date of this Agreement and ending on the date that is the earlier to occur of (a) June 30, 1998 and (b) the date on which the Bank's commitment to extend credit hereunder terminates.

    "BUSINESS DAY": any day other than a Saturday, a Sunday, or other day on which commercial banks in San Francisco, California, are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Advance, means such a day on which dealings are carried on in the applicable offshore interbank market.

    "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other governmental authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

    "CLOSING DATE": the date on which all conditions to the initial extension of credit hereunder are satisfied.

    "CODE": the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

    "COMPLIANCE CERTIFICATE":  a compliance certificate in the form of EXHIBIT
A.

    "CONTINUING GUARANTY": a continuing guaranty in form and substance satisfactory to the Bank which has been executed by the Borrower and which guarantees the payment and performance of all obligations under the Credit Documents of one or more Acceptable Subsidiaries.

    "CREDIT DOCUMENTS": collectively, this Agreement and each other agreement, documents and instrument, including any Continuing Guaranty, now or hereafter delivered to the Bank (including any Offshore Credit Provider) in connection with the credits established herein and the transactions contemplated hereby.

    "CREDIT LIMIT":  the amount $20,000,000.

    "DEFAULT": any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

    "DOLLARS", "DOLLARS" and "$":  each, lawful money of the United States.

    "DOLLAR ADVANCES":  specified in subsection 2.01(b).

    "ENVIRONMENTAL LAWS": any foreign, federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, any and all requirements of law and any and all common law requirements, rules, and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution or protection of human health or the environment or Hazardous Substances or any activity involving Hazardous Substances, as now or may at any time hereafter may be in effect.

    "EQUIVALENT AMOUNT": (a) whenever this Agreement requires or permits a determination on any date of the equivalent in dollars of an amount expressed in a currency other than dollars, the equivalent amount in dollars of any amount expressed in a currency other than dollars as determined by the Bank on such date on the basis of the Spot Rate for the purchase of dollars with such other currency on the relevant date; or
(b) whenever this Agreement requires or permits a determination on any date of the equivalent in a currency other than dollars of an amount expressed in dollars, the equivalent amount in a currency other than dollars of an amount expressed in dollars as determined by the Bank on such date on the basis of the Spot Rate for the purchase of such other currency with dollars on the relevant date.

    "ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

    "ERISA EVENT":  (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan subject to Title IV of ERISA; (d) a failure by the Borrower to make required contributions to a Pension Plan or other Plan subject to Section 412 of the Code; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower; or (g) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan.

    "EVENT OF DEFAULT":  any event listed in Article VIII of this Agreement.

    "FDIC": the Federal Deposit Insurance Corporation, or any entity succeeding to any of its principal functions.

    "FINAL MATURITY DATE": (a) in respect of any Advances, June 30, 1998; (b) in respect of any commercial letters of credit, December 31, 1998; and (c) in respect of any standby letters of credit, June 30, 1999.

    "FLOATING RATE":  specified in subsection 2.02(a).

    "FRB": the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

    "HAZARDOUS SUBSTANCE": any hazardous or toxic substance, material, pollutant, waste or similar designation, defined, listed, classified, or regulated as such in or under any Environmental Laws, including asbestos, petroleum, or petroleum products (including gasoline, crude oil, or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation.

    "IRS": the Internal Revenue Service or any entity succeeding to any of its principal functions under the Code.

    "L/C OUTSTANDING AMOUNT": at any time, the undrawn amount at such time of any letter of credit issued hereunder, plus the amount of all drafts or drawings paid or accepted by the Bank which have not yet been reimbursed to the Bank, plus any other obligation or liability of the Borrower or any Acceptable Subsidiary to the Bank with respect to any letter of credit issued under this Agreement.

    "LOCAL CURRENCY":  specified in subsection 2.01(b).

    "LOCAL CURRENCY ADVANCE":  specified in subsection 2.01(b).

    "MATERIAL ADVERSE EFFECT": (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Acceptable Subsidiary to perform under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Credit Document.

    "NOTICE OF BORROWING" means a notice in substantially the form of EXHIBIT B.

    "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially the form of EXHIBIT C.

    "OFFSHORE CREDIT PROVIDER": a foreign office, foreign branch or foreign affiliate of the Bank, acceptable to the Bank.

    "OFFSHORE RATE": for each Offshore Rate Interest Period, the rate of interest (rounded upward to the next 1/16th of 1%) determined pursuant to the following formula:

                                       Offered Rate
         Offshore Rate =  ------------------------------------
                          1.00 - Eurodollar Reserve Percentage

         Where:
                      OFFERED RATE" means the rate of interest at which
                 deposits in the applicable currency in the approximate amount of the Offshore Rate Advance to be made and having a maturity comparable to such Offshore Rate Interest Period would be offered by the Bank's London

                 Branch (or such other office as may be designated for such purpose by the Bank) to major banks in the London interbank market upon request of such banks at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Offshore Rate Interest Period.

                      "EURODOLLAR RESERVE PERCENTAGE" means, for any Offshore
                 Rate Interest Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on the first day of such Offshore Rate Interest Period (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Offshore Rate Interest Period.

    "OFFSHORE RATE ADVANCE": an Advance for which interest is based on the Offshore Rate.

    "OFFSHORE RATE INTEREST PERIOD": for each Offshore Rate Advance the period commencing on the date the Offshore Rate Advance begins to bear interest at a rate based on the Offshore Rate and ending one, two, three, or six months thereafter, as requested by the Borrower; provided, however, that the last day of each Offshore Rate Interest Period shall be determined in accordance with the practices of the applicable offshore interbank markets as from time to time in effect, and provided further that no such interest period shall extend beyond the Final Maturity Date.

    "PBGC": the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

    "PENSION PLAN": a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

    "PERMITTED SWAP OBLIGATIONS": all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party or (ii) except in the case of a swap contract with the Bank or an affiliate of the Bank, any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 8.01(a)).

    "PERSON": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or governmental authority.

    "PLAN": an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

    "REFERENCE RATE": for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in San Francisco, California, as its "reference rate." It is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Reference Rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

    "REFERENCE RATE ADVANCE": an Advance that bears interest based on the Reference Rate.

    "REPORTABLE EVENT": any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

    "REVOLVING FACILITY":  the line of credit described in Section 2.01.

    "SPOT RATE": for a currency, the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with another currency through its Foreign Exchange Trading Center #5193, San Francisco, California, or such other of the Bank's offices as it may designate from time to time, at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

    "SWAP CONTRACT": any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

    "SUBSIDIARY": of the Borrower, any corporation, association, partnership, joint venture, or other business entity of which more than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Borrower or one or more Subsidiaries of the Borrower or a combination thereof.

    "TANGIBLE NET WORTH": the gross book value of the assets of the Borrower and its Subsidiaries on a consolidated basis (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred charges, and other like intangibles and monies due from Affiliates other than Subsidiaries of the Borrower, officers, directors, or shareholders of the Borrower) less (a) reserves applicable thereto, and (b) all liabilities (including accrued and deferred income taxes).

    "UNFUNDED PENSION LIABILITY": the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

    1.02 FINANCIAL REQUIREMENTS. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all financial computations required under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with generally accepted accounting principles in effect from time to time in the United States, consistently applied.


                                 ARTICLE II

                            THE CREDIT FACILITIES

    2.01 THE REVOLVING FACILITY. (a) From time to time during the Availability Period, subject to the terms and provisions hereof, the Bank, on a revolving basis, will (i) make Advances to the Borrower or an Acceptable Subsidiary (iii) create and issue commercial and standby letters of credit for the Borrower's or an Acceptable Subsidiary's account.

         (b) Advances hereunder may be made in (i) dollars ("DOLLAR ADVANCES"), or (ii) in a lawful currency other than dollars which is available at a branch or affiliate of the Bank located in a country other than the United States and is the legal tender of that country where the branch or affiliate is located (a "LOCAL CURRENCY") ("LOCAL CURRENCY ADVANCES").

         (c)  The aggregate dollar Equivalent Amount of (i) all Advances, and
(ii) the L/C Outstanding Amount of all letters of credit may not exceed at any one time the Credit Limit.

         (d) The aggregate dollar Equivalent Amount of the L/C Outstanding Amounts in respect of both commercial and standby letters of credit may not exceed at any time $5,000,000.

    2.02 DOLLAR ADVANCES UNDER THE REVOLVING FACILITY. (a) Subject to the other provisions of this Section, Dollar Advances under the Revolving
Facility shall bear interest at a rate per annum equal to the Reference Rate (the Reference Rate is sometimes referred to herein as the "FLOATING RATE"). The Borrower or an Acceptable Subsidiary shall request Floating Rate Advances
(i) by giving irrevocable written notice in the form of a Notice of Borrowing or (ii) by giving irrevocable oral notice by telephone in accordance with
Section 9.10 followed promptly by facsimile confirmation in the form of a Notice of Borrowing; prior to 9:00 a.m. San Francisco time on the requested date of the Advance. The Borrower shall pay or cause the applicable
Acceptable Subsidiary to pay interest quarterly, on the last day of each calendar quarter until the Final Maturity Date, on which date all accrued and unpaid interest shall be due and payable. The Borrower shall repay or cause the applicable Acceptable Subsidiary to repay the principal amount of each Reference Rate Advance on the Final Maturity date and on the date such advance is converted into an Offshore Rate Advance under subsection (b) below.

         (b) In lieu of the Floating Rate, the Borrower or the applicable Acceptable Subsidiary may elect during the Availability Period to have all or portions of Advances under the Revolving Facility bear interest at the Offshore Rate plus 1.0% per annum during an Offshore Rate Interest Period, subject to the following requirements:

              (i) Each Offshore Rate Advance shall be for an amount not less than $250,000 and multiples of $50,000 in excess thereof.

              (ii) The Borrower shall pay or shall cause the applicable Acceptable Subsidiary to pay interest on each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance; PROVIDED, HOWEVER, that if any Interest Period for an Offshore Rate Advance exceeds three months, interest shall also be payable on the date which falls three months after the beginning of such

     Interest Period and on each date which falls three months after any such interest payment date. The Borrower shall repay or shall cause the applicable Acceptable Subsidiary to repay the principal balance of each Offshore Rate Advance on the last day of the Offshore Rate Interest Period for such Advance, and (if sooner occurring) on the Final Maturity Date.

              (iii) Any payment of an Offshore Rate Advance prior to the last day of the Offshore Rate Interest Period for such Advance, whether voluntary, by reason of acceleration or otherwise, including any mandatory payments required under this Agreement and applied by the Bank to an Offshore Rate Advance, shall be accompanied by the amount of accrued interest on the amount repaid and by the amount (if any) required by Section 3.11.

    The Borrower or an Acceptable Subsidiary shall request Offshore Rate Advances by giving irrevocable written notice in the form of a Notice of Borrowing prior to 9:00 a.m. San Francisco time three Business Days prior to the requested date of the Advance.

    2.03 CONVERSION AND CONTINUATION ELECTIONS. (a) The Borrower or an Acceptable Subsidiary may, upon irrevocable written notice in the form of a Notice of Conversion/Continuation.

              (i) elect, as of any Business Day, in the case of Floating Rate Advances, or as of the last day of the applicable Offshore Rate Interest Period, in the case of any Offshore Rate Advance, to convert any such Advances (or any part thereof in an amount not less than $250,000, or that is in an integral multiple of $50,000 in excess thereof) into Advances of the other type; or

              (ii) elect, as of the last day of the applicable Offshore Rate Interest Period, to continue any Offshore Rate Advance having Interest Periods expiring on such day (or any part thereof in an amount not less than $250,000 or that is in an integral multiple of $50,000 in excess thereof);

PROVIDED, that if at any time the aggregate amount of Offshore Rate Advances is reduced, by payment, prepayment, or conversion of part thereof to be less than $250,000, such Offshore Rate Advances shall automatically convert into Floating Rate Advances, and on and after such date the right of the Borrower or an Acceptable Subsidiary to continue such Advances as, and convert such Advances into, Offshore Rate Advances shall terminate.

         (b) The Borrower or an Acceptable Subsidiary shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. San Francisco time at least

(i) three Business Days in advance of the Conversion/Continuation Date, if the Advances are to be converted into or continued as Offshore Rate Advances; and (ii) on or before the Conversion/Continuation Date, if the Advances are to be converted into Floating Rate Loans.

         (c) If upon the expiration of any Offshore Rate Interest Period, the Borrower or an Acceptable Subsidiary has failed to select timely a new Offshore Rate Interest Period to be applicable to such Offshore Rate Advances, or if any Default or Event of Default then exists, the Borrower or an Acceptable Subsidiary shall be deemed to have elected to convert such Offshore Rate Advances into Floating Rate Advances effective as of the expiration date of such Offshore Rate Interest Period.

    2.04  COMMERCIAL LETTERS OF CREDIT UNDER THE REVOLVING FACILITY. (a)
Each commercial letter of credit shall be issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Security Agreement for Commercial Letter of Credit (or such other form as the Bank may require) executed by the Borrower or an Acceptable Subsidiary.

         (b)  Each commercial letter of credit shall:

              (i) expire on or before six months after the date such letter of credit is issued, but in no event later than the Final Maturity Date;

              (ii)   require drafts payable in dollars at sight;

              (iii) be in favor of beneficiaries and for purposes not prohibited by any law or regulation; and

              (iv) be otherwise in form and substance satisfactory to the Bank.

         (c) The Borrower shall pay or cause the applicable Acceptable Subsidiary to pay to the Bank an issuance fee of .125% of the face amount, and a negotiation fee of .125% of the face amount, and such other standard fees and commissions charged to Bank customers at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to the Borrower's or the Acceptable Subsidiary's commercial letters of credit.

         (d) In the event of any request for a drawing under a commercial letter of credit, the Bank will notify the Borrower. The Borrower or the applicable Acceptable Subsidiary may, subject to satisfaction of all conditions to borrowing set forth in this Agreement, convert the amount of each drawing into a Reference Rate Advance (which conversion shall be deemed to be a new Advance). With respect to any unreimbursed drawing which is not converted into a Reference Rate Advance in whole or in part, because of the Borrower's failure to satisfy the conditions set forth in Section 4.02 or for any other reason, the Borrower shall reimburse or cause the applicable Acceptable Subsidiary to reimburse the Bank prior to 11:00 a.m. (San Francisco time), on each date that any amount is paid by the Bank under any commercial letter of credit, in an amount equal to the amount so paid by the Bank. Such reimbursement obligations in respect of drawings, if not paid when due, shall bear interest, payable on demand, from the date of such drawing or payment, at the Floating Rate plus 2.0%.

         (e) At the expiration of the Availability Period, the Bank may require the Borrower to provide or cause the applicable Acceptable Subsidiary to provide cash collateral in the amount of the L/C Outstanding Amount of any commercial letters of credit outstanding under this Agreement. In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to provide or cause the applicable Acceptable Subsidiary to provide cash collateral in the amount of the L/C Outstanding Amount of any commercial letters of credit outstanding under this Agreement.

    2.05 STANDBY LETTERS OF CREDIT UNDER THE REVOLVING FACILITY. (a) Each standby letter of credit shall be issued pursuant to the terms and conditions hereof and of a Bank standard form Application and Agreement for Standby Letter of Credit (or such other form as the Bank may require) executed by the Borrower or an Acceptable Subsidiary.

         (b) Each standby letter of credit shall: (i) expire on or before one year after the date such letter of credit is issued, but in no event later than the Final Maturity Date; (ii) be in favor of beneficiaries and for purposes not prohibited by any law or regulation; and (iii) be otherwise in form and substance satisfactory to the Bank.

         (c) The Borrower shall pay or cause the applicable Acceptable Subsidiary to pay to the Bank a non-refundable fee equal to 1.0% per annum of the outstanding undrawn amount of each financial standby letter of credit and
 .50% per annum of the outstanding undrawn amount of each performance standby letter of credit payable quarterly in advance, and calculated on the basis of the face amount outstanding on the day the fee is calculated. However, if an Event of Default exists, at the option of the Bank, the amount of the fee shall be increased to 2.0% per annum, commencing on the day the Bank provides notice of the increase to the Borrower. The Borrower shall also pay or cause the applicable Acceptable Subsidiary to pay the standard fees and commissions charged to Bank customers at the times and in the amounts the Bank advises the Borrower from time to time as being applicable to the Borrower's or the Acceptable Subsidiary's standby letters of credit.

         (d) In the event of any request for a drawing under a standby letter of credit, the Bank will notify the Borrower. The Borrower or the applicable Acceptable Subsidiary may, subject to satisfaction of all conditions to borrowing set forth in this Agreement, convert the amount of each drawing into a Reference Rate Advance (which conversion shall be deemed to be a new Advance). With respect to any unreimbursed drawing which is not converted into a Reference Rate Advance in whole or in part, because of the Borrower's failure to satisfy the conditions set forth in Section 4.02 or for any other reason, the Borrower shall reimburse or cause the applicable Acceptable Subsidiary to reimburse the Bank prior to 11:00 a.m. (San Francisco time), on each date that any amount is paid by the Bank under any standby letter of credit, in an amount equal to the amount so paid by the Bank. Such reimbursement obligations in respect of drawings, if not paid when due, shall bear interest, payable on demand, from the date of such drawing or payment, at the Floating Rate plus 2.0%.

         (e) At the expiration of the Availability Period, the Bank may require the Borrower to provide or cause the applicable Acceptable Subsidiary to provide cash collateral in the amount of the L/C Outstanding Amount of any standby letters of credit outstanding under this Agreement. In addition to any other rights or remedies which the Bank may have under this Agreement or otherwise, upon the occurrence of an Event of Default, the Bank may require the Borrower to provide or cause the applicable Acceptable Subsidiary to provide cash collateral in the amount of the L/C Outstanding Amount of any standby letters of credit outstanding under this Agreement.

    2.06 LOCAL CURRENCY ADVANCES. (a) From time to time during the Availability Period, the Borrower or an Acceptable Subsidiary may request by giving written notice in the form of a Notice of Borrowing the Bank or any Offshore Credit Provider may, in its sole discretion, make Local Currency Advances to the Borrower or to an Acceptable Subsidiary.

          (b) Neither the Bank nor any Offshore Credit Provider shall have any obligation to make any Local Currency Advance unless the following conditions are satisfied:

              (i) the Bank and the Borrower or the relevant Acceptable Subsidiary agree, at the time of Borrower's or such Acceptable Subsidiary's request for a Local Currency Advance, on the currency, the amount, the date of the Advance, the principal payment date(s), the interest rate and payment date(s), the prepayment and overdue payment terms, and the reserve, tax and other material provisions for such Advance; and

              (ii) The Borrower or such Acceptable Subsidiary shall execute such additional documentation as the Bank or such Offshore Credit Provider may require relating to each Local Currency Advance.

      2.07  INTENTIONALLY OMITTED.

      2.08 MANDATORY PAYMENT. If at any time and for any reason the total amount of credit outstanding under this Agreement exceeds the limitations set forth herein, the Borrower shall or shall cause the applicable Acceptable Subsidiary to pay to the Bank, upon demand, the amount of the excess provided, that if the foregoing applies due to a change between Dollars and Local Currencies, the Borrower shall be obligated to pay or cause the payment of such amount only if the excess is greater than $100,000 or the Equivalent Amount thereof. Payments under this Section may be applied to the obligations of the Borrower or the Acceptable Subsidiaries to the Bank in the order and manner as the Bank in its discretion may determine; PROVIDED, however, that if no Default or Event of Default exists at the time of such payments, Borrower may designate the obligations to which such payments shall be applied. Payments may also be held as cash collateral to secure letters of credit and may be used to prepay drafts accepted under letters of credit, at the Bank's option.

    2.09  INTENTIONALLY OMITTED.

    2.10 COMMITMENT FEE. The Borrower shall pay to the Bank a commitment fee at the rate of .20% per annum on the average daily unused portion of the credit provided under this Agreement. For purposes of computing the unused portion, the L/C Outstanding Amount shall be deemed to be usage. The commitment fee shall be computed on a calendar quarter basis, except for the first period which shall commence on the Closing Date, and end on September 30, 1997, and the last period which shall end on the Final Maturity Date in respect of Advances. The commitment fee shall be payable in arrears on September 30, 1997, on the last day of each successive quarter thereafter, and on the Final Maturity Date in respect of Advances.

    2.11 DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, and without constituting a waiver of any such Event of Default, Advances under the Revolving Facility shall at the option of the Bank bear interest at a rate per annum which is 2.0% per annum higher than the rate of interest otherwise provided under this Agreement.

    2.12 EARLY TERMINATION OF COMMITMENT. The Borrower may at any time terminate or permanently reduce by increments of $1,000,000 the Bank's (including any Offshore Credit Provider's) commitment to extend credit hereunder by giving no less than five Business Days' prior notice to the Bank and paying in full the entire amount of credit outstanding hereunder (including the L/C Outstanding Amount) or, in the case of a reduction of the commitment, that amount which is in excess of the reduced commitment, together with any sums due under Section 3.11. If the commitment is terminated, payments shall be applied to letters of credit and drafts accepted under letters of credit, may, at the Bank's option, be used to prepay, or held as cash collateral to secure, the Borrower's and Acceptable Subsidiaries' obligations to the Bank or any Offshore Credit Provider with respect thereto. All accrued commitment fees to, but not including the effective date of any termination of the commitment, shall be paid on the effective date of such termination.

                                 ARTICLE III

            EXTENSIONS OF CREDIT, PAYMENTS AND INTEREST CALCULATIONS

    3.01  INTENTIONALLY OMITTED.

    3.02 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower or an Acceptable Subsidiary under this Agreement shall be made in the funds and at such branch of the Bank as the Bank may from time to time select.

    3.03  INTENTIONALLY OMITTED.

    3.04 EVIDENCE OF INDEBTEDNESS. Principal, interest, and all other sums due to the Bank (or any Offshore Credit Provider) under this Agreement shall be evidenced by entries in records maintained by the Bank (or such Offshore Credit Provider), and, if required by the Bank, by a promissory note or notes. Each payment on and any other credits with respect to principal, interest, and all other sums due under this Agreement shall be evidenced by entries to records maintained by the Bank or such Offshore Credit Provider. The loan accounts or records maintained by the Bank or any Offshore Credit Provider shall be conclusive absent manifest error of the amount of the credit extended hereunder and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower or any Acceptable Subsidiary hereunder to pay any amount owing.

    3.05 INTEREST CALCULATION. Interest based on the Reference Rate shall be computed on the basis of a 365/366-day year and actual days elapsed. All other interest and fees payable under this Agreement shall be computed on the basis of a 360 day year and actual days elapsed, which results in more interest or a larger fee than if a 365-366 day year were used.

    3.06 LATE PAYMENTS; COMPOUNDING. Any sum payable by the Borrower or an Acceptable Subsidiary hereunder (including unpaid interest) if not paid when due shall bear interest (payable on demand) from its due date until payment in full at a rate per annum equal to the Floating Rate plus 2.0% per annum. At the option of the Bank, in each instance, any sum payable hereunder which is not paid when due (including unpaid interest) may be added to principal of the Revolving Facility and shall thereafter bear interest at the rate applicable to principal.

    3.07 BUSINESS DAY. Any sum payable by the Borrower or an Acceptable Subsidiary hereunder which becomes due on a day which is not a Business Day shall be due on the next Business Day after such due date, unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Offshore Rate Interest Period into another calendar month, in which event such Offshore Rate Interest Period shall end on the immediately preceding Business Day. Any payments received by the Bank or an Offshore Credit Provider on a day which is not a Business Day shall be deemed to be received on the next Business Day after such date of receipt.

    3.08 TAXES AND OTHER CHARGES. (a) (i) If any taxes (other than taxes on net income (A) imposed by the country or any subdivision of the country in which the Bank's or any Offshore Credit Provider's principal office or actual lending office is located and (B) measured by the United States taxable income the Bank would have received if all payments under or in respect of this Agreement and any instrument or agreement required hereunder were exempt from taxes levied by the Borrower's or the applicable Acceptable Subsidiary's country) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder including, but not limited to, payments made pursuant to this Section, the Borrower shall pay or shall cause the applicable Acceptable Subsidiary to pay all such taxes and shall also pay or cause to be paid to the Bank, at the time interest is paid, all additional amounts which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed.

                   (ii) The additional amounts necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed shall be calculated pursuant to the formula:

                              (w)(t)(i)
                         y = -----------
                                1-w-t

where the terms are defined as follows:

              y = additional payment to be made to the Bank

              w = withholding tax rate levied by foreign government

              t = the Bank's combined Federal and state tax rate i = amount of interest to be paid on Credit (computed by using the Offshore Rate or Reference Rate or other index rate, as applicable plus the quoted margin over such rate)

              1  = one


         (b) The Borrower will provide the Bank with original tax receipts, notarized copies of tax receipts, or such other documentation as will prove payment of tax in a court of law applying the United States Federal Rules of Evidence, for all taxes paid by the Borrower or an Acceptable Subsidiary pursuant to subsection (a) above. The Borrower will deliver receipts to the Bank within 30 days after the due date for the related tax.

      3.09 ILLEGALITY. (a) If the Bank determines that (i) the introduction of any law, rule, regulation, treaty, or determination of an arbitrator or court or other governmental authority or any change in or in the interpretation or administration thereof has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful, for the Bank (directly or through any Offshore Credit Provider) to make or extend any Advance or other credit under this Agreement, or (ii) any order, judgment, or decree of any governmental authority or arbitrator purports by its terms to enjoin or restrain the Bank (or any Offshore Credit Provider) from making or extending any Advance or other credit hereunder, THEN, on notice thereof by the Bank to the Borrower, the obligation of the Bank to make or extend such Advance or other credit (directly or through any Offshore Credit Provider) shall be suspended until the Bank shall have notified the Borrower that the circumstances giving rise to such determination no longer exist.

         (b) If the Bank determines that it is unlawful for it or any applicable Offshore Credit Provider to maintain any Offshore Rate Advance or Local Currency Advance hereunder, the Borrower shall or shall cause the applicable Acceptable Subsidiary to prepay in full all Offshore Rate Advances or Local Currency Advances, as the case may be then outstanding, together with interest accrued thereon, either on the last day of the applicable Offshore Rate Interest Period or the interest period applicable to the Local Currency Advance if the Bank or such Offshore Credit Provider may lawfully continue to maintain such Advances to such day and such loans have an interest period, or immediately, if the Bank may not lawfully continue to maintain such Advances or such loans have no interest period, together with any amounts required to be paid in connection therewith pursuant to Section 3.11.

    3.10  INCREASED COSTS.  (a) If the Bank determines that, due to either
(i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Offshore Rate Advances, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

         (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other governmental authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Offshore Credit Provider) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its commitment, Advances, credits or obligations under this Agreement, then, upon demand of the Bank to the Borrower, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

    3.11 FUNDING LOSSES. The Borrower shall reimburse the Bank and hold the Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of the failure of the Borrower (or any Acceptable Subsidiary) to make any payment or prepayment of principal of any Advance hereunder made at a rate of interest related to the Offshore Rate (including payments made after any acceleration thereof), or to borrow at such a rate, or the prepayment of an Advance which bears interest at such a rate on a day which is not the last day of the interest period with respect thereto (including payments made after any acceleration thereof or because the total amount of credit exceeds the limitations set forth herein), or the redenomination and conversion, upon the occurrence of any Event of Default, of an Advance which bears interest at such a rate; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Advances made at a rate related to the Offshore Rate hereunder or from fees payable to terminate any deposits from which such funds were obtained or deemed obtained.

    3.12 INABILITY TO DETERMINE RATES. The Bank has no obligation to accept an election for an Offshore Rate Advance if (a) deposits in the applicable currency and in the principal amount, and for the period equal to the interest period, for such Advance are not available in the applicable funding market; or (b) the Offshore Rate does not accurately reflect the cost of such Advance. Nothing contained herein shall, however, obligate the Bank to obtain the funds for any Advance in any particular manner.

    3.13 CERTIFICATE OF THE BANK. If the Bank claims any reimbursement or compensation pursuant to Section 3.10 or Section 3.11, then the Bank shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Bank thereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

    3.14 SURVIVAL. The agreements and obligations of the Borrower under Sections 3.08 through 3.11 shall survive the expiration or termination of the commitment to extend credit hereunder and the payment of all other obligations of the Borrower and the Acceptable Subsidiaries hereunder.

                                  ARTICLE IV

                      CONDITIONS TO AVAILABILITY OF CREDIT.

    The Bank's obligation to extend credit under this Agreement is subject to the Bank's receipt of the following, each in form and substance satisfactory to the Bank:

    4.01 CONDITIONS TO FIRST EXTENSION OF CREDIT. Before the first extension of credit to the Borrower or, as the case may be, to an Acceptable
Subsidiary:

         (a)  This Agreement, executed by the Borrower;

         (b) Satisfactory evidence of due authorization of the execution, delivery, and performance by the Borrower and, as required by the Bank, the Acceptable Subsidiary of this Agreement and any other Credit Documents, including certified resolutions, incumbency certificate, articles of incorporation and bylaws;

         (c) If requested by the Bank, an opinion of counsel for the Borrower or the Acceptable Subsidiary (which counsel must be satisfactory to the Bank) with respect to such legal matters relating hereto as the Bank may reasonably request;

         (d) Certificates of state officials showing that the Borrower and the Acceptable Subsidiary is in good standing or qualified to conduct business under the laws of the state of its organization and, if requested by the Bank, in any other state in which the Borrower and the Acceptable Subsidiary is required to be so qualified;

         (e) A certificate of an appropriate officer of the Borrower as to the matters set forth in Section 4.02(a) and (b);

         (f) Payment of any fee or expense required hereunder prior to the first extension of credit;

         (g) In the case of the first extension of credit to the Acceptable Subsidiary, a continuing guaranty in favor of the Bank, executed by the Borrower, guaranteeing all debts and obligations (whether contingent or otherwise) of that Acceptable Subsidiary arising under or in connection with this Agreement;

         (h) Such other approvals, opinions, documents or instruments as the Bank may reasonably request.

    4.02 CONDITIONS TO EACH EXTENSION OF CREDIT. Before each extension or renewal of credit (including pursuant to any election under Section 2.02(b)), including the first:

         (a) The representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of each extension of credit (except to the extent such representations and warranties relate to an earlier date, in which case, they are true and correct in all material respects on and as of that date);

         (b) Immediately prior to and immediately after giving effect to such extension of credit, no Default or Event of Default shall exist;

         (c)  Executed originals of all Credit Documents required under
Article II shall have been delivered to the Bank.

    Each request for an extension of credit hereunder shall constitute a representation and warranty by the Borrower, as of the date of each such request and as of the date of each extension of credit, that the conditions in this Section are satisfied.

                                   ARTICLE V

                          REPRESENTATIONS AND WARRANTIES

    The Borrower represents and warrants that:

    5.01  CORPORATE EXISTENCE AND POWER.  The Borrower and each of its
Subsidiaries: (a) is a corporation duly organized and existing under the laws of the jurisdiction of its organization; (b) has the power and authority and all governmental licenses, authorizations, consents, and approvals to own its assets, carry on its business, and to execute, deliver, and perform its obligations under, the Credit Documents to which it is a party; and (c) is duly qualified and properly licensed and in good standing under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect.

    5.02 AUTHORIZATION. The execution, delivery, and performance by the Borrower and each Acceptable Subsidiary of this Agreement and any other Credit Document to which any of them is a party, have been duly authorized by all necessary corporate action, and do not and will not:

         (a)  contravene the terms of any organizational or charter documents;

         (b) conflict with or result in any breach or contravention of, or the creation of any lien, security interest, or charge under, any material agreement, contract, indenture, document, or instrument to which the Borrower or any Acceptable Subsidiary is a party or by which any property is bound, or any order, injunction, writ, or decree of any governmental authority to which the Borrower or any Acceptable Subsidiary or any property is subject; or

         (c) violate any law, rule, regulation, or determination of an arbitrator or of a court or other governmental authority, in each case applicable to or binding upon the Borrower or any Acceptable Subsidiary or any property.

    5.03 ENFORCEABILITY. This Agreement is a legal, valid, and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and the other Credit Documents and any other instrument or agreement required under this Agreement, when executed and delivered, will be legal, valid, binding, and enforceable in accordance with its terms against the Borrower or the Acceptable Subsidiary, as applicable.

    5.04 COMPLIANCE WITH LAWS. The Borrower and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws, rules, regulations and determinations of arbitrators, courts and other governmental authorities materially affecting the business, operations or property of the Borrower and its Subsidiaries (including Environmental Laws).

    5.05 PERMITS, FRANCHISES. The Borrower and its Subsidiaries possess all permits, memberships, franchises, contracts, and licenses required and all trademark rights, trade name rights, patent rights, and fictitious name rights necessary to enable the Borrower and its Subsidiaries to conduct the businesses in which they are now engaged.

    5.06 LITIGATION. There is no litigation, tax claim, proceeding, governmental or administrative action, investigation, arbitration proceeding or dispute pending, or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their properties, the adverse determination of which would result in a Material Adverse Effect.

    5.07  NO EVENT OF DEFAULT.  There exists no Default or Event of Default.

    5.08 OTHER OBLIGATIONS. As of the Closing Date, the Borrower and its Subsidiaries are not in default under any other material agreement involving the borrowing of money, the extension of credit, or the lease of real or personal property, to which the Borrower or any of its Subsidiaries is a party as borrower, guarantor, installment purchaser, or lessee, except as disclosed in writing to the Bank prior to the Closing Date.

    5.09 TAX RETURNS. The Borrower has no knowledge of any material pending assessments or adjustments with respect to its or its Subsidiaries' income tax liabilities for any year, except as disclosed in writing to the Bank prior to the Closing Date.

    5.10 INFORMATION SUBMITTED. All financial and other information that has been submitted by the Borrower or any of its Subsidiaries to the Bank in connection with this Agreement, including the Borrower's financial statement delivered to the Bank most recently prior to the Closing Date: (a) in the case of financial statements, is prepared in accordance with generally accepted accounting principles consistently applied; and (b) is true and correct in all material respects and is complete insofar as may be necessary to give the Bank true and accurate knowledge of the subject matter thereof.

    5.11 NO MATERIAL ADVERSE EFFECT. Since March 31, 1996, there has been no Material Adverse Effect.

    5.12 ERISA COMPLIANCE. Except as specifically disclosed to the Bank in writing prior to the Closing Date: (a) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) there are no pending, or to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; (c) there has been no prohibited transaction or other violation of the fiduciary responsibility rule with respect to any Plan which could reasonably result in a Material Adverse Effect; (d) no ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan; (e) no Pension Plan has any Unfunded Pension Liability; (f) the Borrower has not incurred, nor does it reasonably expect to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (g) no trade or business (whether or not incorporated under common control with the Borrower within the meaning of
Section 414(b), (c), (m) or (o) of the Code) maintains or contributes to any Pension Plan or other Plan subject to Section 412 of the Code; and (h) neither the Borrower or entity under common control with the Borrower in the preceding sentence has ever contributed to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

    5.13 ENVIRONMENTAL MATTERS. (a) Except to the extent that, in the aggregate, a Material Adverse Effect could not result therefrom, (i) the properties of the Borrower and its Subsidiaries do not contain and have not previously contained (at, under, or about any such property) any Hazardous Substances or other contamination (A) in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, any Environmental Laws, (B) which could interfere with the continued use, occupation or operation of such property, (C) which could impair the fair market value thereof, or (D) in levels or concentrations requiring cleanup or other management under applicable standards or guidelines of foreign, federal, state, or local environmental agencies; and (ii) there has been no transportation or disposal of Hazardous Substances from, nor any release or threatened release of Hazardous Substances at or from, any property of the Borrower or any of its Subsidiaries in violation of or in any manner which could give rise to liability under any Environmental Laws.

         (b) Neither the Borrower nor any of its Subsidiaries has received or is aware of any material claim or notice of material violation, alleged material violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Substances or compliance with Environmental Laws with regard to the properties or operations of the Borrower or any of its Subsidiaries, nor does the Borrower have knowledge or reason to believe that any such action is being contemplated, considered, or threatened.

    5.14 SWAP OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

    So long as credit is available under this Agreement and until full and final payment of all of the Borrower's and any Acceptable Subsidiaries' obligations under this Agreement and any other Credit Document:

    6.01 NOTICES OF CERTAIN EVENTS. The Borrower shall promptly give written notice to the Bank of:

         (a) all litigation, proceedings or actions affecting the Borrower or its Subsidiaries where the amount claimed is $1,000,000 or more;

         (b) any substantial dispute which may exist between the Borrower or its Subsidiaries and any governmental regulatory body or law enforcement authority;

         (c)  any Default or Event of Default;

         (d) any of the representations and warranties in Article V which ceases to be true and correct in all material respects; and

         (e) any other matter which has resulted or could reasonably be expected to result in a Material Adverse Effect.

    6.02 FINANCIAL AND OTHER INFORMATION. The Borrower shall deliver to the Bank in form and detail satisfactory to the Bank, and in such number of copies as the Bank may request:

         (a) Within 90 days after the end of each fiscal year, the Borrower's consolidated financial statements for such year audited by a certified public accountant together with an unqualified opinion of such certified public accountant and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings, and cash flow;

         (b) Within 45 days after the end of each fiscal quarter, the Borrower's consolidated financial statements for such period prepared by the Borrower and including, at a minimum, the Borrower's balance sheet and statements of income, retained earnings, and cash flow;

         (c) Concurrently with the delivery of the financial statements referred to in subsections 6.02(a) and (b), a completed Compliance Certificate executed by the chief financial officer or treasurer of the Borrower or other officer having substantially the same authority and responsibility;

         (d) Within 15 days after the date of filing with the Securities and Exchange Commission, copies of any of the Borrower's Form 10-K Annual Reports, Form 10-Q Quarterly Reports and Form 8-K Current Reports; and

         (e) Promptly upon request, such other materials and information relating to the Borrower or its Subsidiaries as the Bank may reasonably request.

    6.03 BOOKS, RECORDS, AUDITS AND INSPECTIONS. The Borrower shall, and shall cause its Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required hereunder in accordance with generally accepted accounting principles consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over the Borrower or its Subsidiaries, or the Borrower's or its Subsidiaries' businesses, and permit employees or agents of the Bank at any reasonable time to inspect the Borrower's and its Subsidiaries' properties, and to examine or audit the Borrower's and its Subsidiaries' books, accounts, and records and make copies and memoranda thereof.

    6.04 USE OF FACILITY. The Borrower shall use and shall cause the Acceptable Subsidiaries to use the credit facility provided herein solely for working capital and other general corporate purposes not in contravention of any requirement of law.

    6.05 INSURANCE. The Borrower shall, and shall cause its Subsidiaries to, maintain and keep in force insurance of the types and in amounts customarily carried in lines of businesses similar to those of the Borrower and its Subsidiaries, including fire, extended coverage, public liability (including coverage for contractual liability), property damage (including use and occupance), business interruption, and workers' compensation, all carried by insurers and in amounts reasonably satisfactory to the Bank, and deliver to the Bank from time to time, at the Bank's request, a copy of each insurance policy, or if permitted by the Bank, a certificate of insurance setting forth all insurance then in effect.

    6.06 COMPLIANCE WITH LAWS. The Borrower shall at all times comply in all material respects with, and cause its Subsidiaries to comply with, all laws, statutes (including any fictitious name statute), rules, regulations, orders, and directions of any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries or the business of the Borrower or any of its Subsidiaries (including all Environmental Laws).

    6.07 CHANGE IN NAME, STRUCTURE OR LOCATION. The Borrower shall notify the Bank in writing prior to any change in (a) the Borrower's name or the name of any Acceptable Subsidiary, (b) the Borrower's or any Acceptable Subsidiary's business or legal structure, or (c) the Borrower's or any Acceptable Subsidiary's place of business or chief executive office if the Borrower has more than one place of business.

    6.08 EXISTENCE AND PROPERTIES. The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve its existence and all rights, privileges, and franchises necessary to conduct its business, conduct its business in an orderly, efficient, and customary manner, keep all the its properties in good working order and condition, and from time to time make all needed repairs, renewals, or replacements thereto and thereof so that the efficiency of such property shall be fully maintained and preserved.

                                 ARTICLE VII

                             NEGATIVE COVENANTS

    So long as credit is available under this Agreement and until full and final payment of all of the Borrower's and any Acceptable Subsidiary's obligations under this Agreement and any other Credit Document:

    7.01 OTHER INDEBTEDNESS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, or permit to exist any indebtedness or liabilities for or resulting from borrowed money, loans, or advances, or for the deferred purchase price of property under capital leases, or under or in connection with any Swap Contract, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other Person; provided, however, that this Section shall not prohibit:

         (a) indebtedness and guarantees in favor of the Bank or any affiliate of the Bank;

         (b) indebtedness, liabilities, and guarantees outstanding as of the date of this Agreement and specifically disclosed in SCHEDULE 7.01 and refinancings of such existing indebtedness, liabilities, and guarantees on substantially similar terms as is promptly reported on an amended SCHEDULE 7.01;

         (c) the acquisition of goods, supplies, or merchandise on normal trade credit;

         (d) the execution of bonds or undertakings in the ordinary course of its business as presently conducted;

         (e) the endorsement of negotiable instruments received in the ordinary course of its business as presently conducted;

         (f) indebtedness arising from purchase money financing of the type described in subsection 7.02(f);

         (g)  Permitted Swap Obligations;

         (h) indebtedness, liabilities and guarantees of all Persons acquired by, consolidated with or merged into the Borrower or its Subsidiaries as permitted by Section 7.08 of the Agreement; PROVIDED that such obligations were not incurred in anticipation of the acquisition, consolidation or merger and do not in aggregate amount exceed $10,000,000; and

         (i)  other unsecured indebtedness not to exceed $5,000,000.

    7.02 LIENS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, assume, or suffer to exist any security interest, deed of trust, mortgage, lien (including the lien of an attachment, judgment, or execution), or encumbrance, securing a charge or obligation, on or of any of its or their property, real or personal, whether now owned or hereafter acquired, except: (a) security interests and deeds of trust in favor of the Bank; (b) liens, security interests, and encumbrances in existence as of the date of this Agreement and specifically disclosed in
SCHEDULE 7.02; (c) liens for current taxes, assessments, or other governmental charges which are not delinquent or remain payable without any penalty; (d) liens in connection with workers' compensation, unemployment insurance, or other social security obligations; (e) mechanics', worker's, materialmen's, landlords', carriers', or other like liens arising in the ordinary and normal course of business with respect to obligations which are not due; (f) purchase money security interests in personal or real property hereafter acquired when the security interest does not extend beyond the property purchased and where the debt secured does not exceed the value of the property acquired; (g) liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only, provided that (i) the counterparty to any Swap Contract relating to any such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Borrower or the Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Borrower and its Subsidiaries together in favor of any counterparty does not at any time exceed $1,000,000; (h) liens, security interests and encumbrances on the assets of any Person acquired by, consolidated with or merged into the Borrower or its Subsidiaries as permitted by Section 7.08 of this Agreement; PROVIDED that such liens, security interests and encumbrances were not created in anticipation of the acquisition, consolidation or merger and secure liabilities in an aggregate amount not exceeding, at any one time, $5,000,000; and (i) additional security interests or liens which secure liabilities in an aggregate principal amount not exceeding, at any one time, $1,000,000.

    7.03  INTENTIONALLY OMITTED.

    7.04  INTENTIONALLY OMITTED.

    7.05  INTENTIONALLY OMITTED.

    7.06 DIVIDENDS. The Borrower shall not, and shall not suffer or permit, any of its Subsidiaries that is not wholly-owned by the Borrower to, declare or pay any dividends or distributions on any of its shares now or hereafter existing, or purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except, dividends payable solely in its capital stock.

    7.07 LOANS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any loans, advances, or other extensions of credit to any of the Borrower's or such Subsidiary's executives, officers, or directors or shareholders (or any relatives of any of the foregoing) other than in the ordinary course of business, or make loans, advances or other extensions of credit to or invest in any other Person, other than (a) investments in cash equivalents; (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (c) extensions of credit by the Borrower to any of its wholly-owned Subsidiaries or by any of its wholly-owned Subsidiaries to another of its wholly-owned Subsidiaries;
(d) investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations.

    7.08 LIQUIDATIONS AND MERGERS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, (i) liquidate or dissolve, (ii) enter into any consolidation, merger, partnership, joint venture, or other combination, or (iii) acquire or purchase control of, or the assets or business of, any other Person, except that (a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation; (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another wholly-owned
Subsidiary, and (c) notwithstanding clauses (ii) and (iii), the Borrower and its Subsidiaries may enter into any consolidation, merger, partnership, joint venture or other combination with, make loans or other extensions of credit to or other investments in, or purchase or acquire control or any part of the capital stock, assets or business of, any other Person if (w) such Persons are engaged in business activities (including development activities) or operations substantially similar to or related to present software and other business activities and operations of the Borrower and its Subsidiaries, (x) immediately prior to and after giving effect thereto, there exists no Default or Event of Default, (y) in the case of a merger of the Borrower, the Borrower is the surviving corporation, and (z) such transaction has been undertaken in accordance with all applicable requirements of law.

    7.09 SALE OF ASSETS. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, (a) sell, lease, or otherwise dispose of its business or assets as a whole or such as in the reasonable opinion of the Bank constitutes a substantial portion of its business or assets; (b) sell or otherwise dispose of any of its accounts receivable except in connection with the collection of same in the ordinary course of business; (c) sell or otherwise dispose of any of its assets except for full, fair and reasonable consideration; or (d) enter into any sale and leaseback agreement covering any of its fixed or capital assets.

    7.10 BUSINESS ACTIVITIES. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

    7.11 REGULATIONS G, T, U, AND X. The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the proceeds of any Advances or extensions of credit hereunder, directly or indirectly,
(i) to purchase or carry margin stock (within the meanings of Regulations G, T, U, and X of the FRB), (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry any such margin stock,
(iii) to extend credit for the purpose of purchasing or carrying any such margin stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

    7.12  INTENTIONALLY OMITTED.

    7.13 QUICK RATIO. The Borrower shall not permit as of the last day of any fiscal quarter on a consolidated basis the sum of cash, short-term cash investments, marketable securities not classified as long-term investments and accounts receivable to be less than 1.35 times current liabilities (which shall include the dollar Equivalent Amount of all outstanding Advances and the L/C Outstanding Amount).

    7.14 TANGIBLE NET WORTH. The Borrower shall not permit as of the last day of any fiscal quarter on a consolidated basis its Tangible Net Worth to be less than (i) 90% of its Tangible Net Worth as of December 31, 1996, PLUS
(ii) 100% of the net proceeds received from the issuance of equity after December 31, 1996, LESS up to $20,000,000 in intangible assets acquired after December 31, 1996 to the extent that such intangible assets are recognized as a result of an acquisition of a company or line of business and the intangible assets are recorded on the Borrower's books in the same quarter as that in which the acquisition is consummated.

    7.15 TOTAL LIABILITIES TO TANGIBLE NET WORTH. The Borrower shall not permit as of the last day of any fiscal quarter on a consolidated basis the Borrower's total liabilities (which shall include the dollar Equivalent Amount of all outstanding Advances and the L/C Outstanding Amount) to exceed
0.75 times its Tangible Net Worth.

    7.16 CONSECUTIVE QUARTERLY LOSSES; LOSSES IN ONE QUARTER. The Borrower on a consolidated basis shall not incur, (a) any quarterly net or operating losses in any two consecutive fiscal quarters or (b) any quarterly net or operating loss in excess of 5% of consolidated Tangible Net Worth computed as of the last day of the immediately preceding fiscal quarter.

                                ARTICLE VIII

                              EVENTS OF DEFAULT

    8.01 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "EVENT OF DEFAULT" under this Agreement:

          (a) FAILURE TO PAY. The Borrower fails to pay when due, or any Acceptable Subsidiary fails to pay within one Business Day after the date when due, any installment of principal, or either the Borrower or any Acceptable Subsidiary fails to pay within three Business Days after the date when due any interest, fee or any other sum due under this Agreement or any other Credit Document in accordance with the terms hereof or thereof.

          (b) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty herein or in any other Credit Document proves to have been false or misleading in any material respect when made.

          (c) SPECIFIC DEFAULTS. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01, 6.02 or 6.03 or
Article VII.

          (d) OTHER DEFAULTS. The Borrower or any Acceptable Subsidiary fails to perform or observe any other term or covenant contained in this Agreement or any Credit Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which the chief executive or chief financial officer of the Borrower knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Bank.

          (e) JUDGMENTS. (i) One or more non-interlocutory judgments or arbitration awards are entered against the Borrower or any of its Subsidiaries and the same shall remain unsatisfied, unvacated and unstayed for a period of 30 days after the entry thereof, or (ii) the Borrower or any of its Subsidiaries enters into any settlement agreement with respect to any litigation or arbitration, and the aggregate amount of such judgments, arbitration awards and settlements which are not covered by third-party insurance exceeds $2,000,000.

          (f) FAILURE TO PAY DEBTS; VOLUNTARY BANKRUPTCY. The Borrower or any Subsidiary (i) fails to pay the Borrower's or such Subsidiary's debts generally as they come due, or (ii) files any petition, proceeding, case, or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

          (g) INVOLUNTARY BANKRUPTCY. An involuntary petition is filed under any bankruptcy or similar statute against the Borrower or any Subsidiary, or a receiver, trustee, liquidator, assignee, custodian, sequestrator, or other similar official is appointed to take possession of the properties of the Borrower or any Subsidiary and such petition or appointment is not set aside or withdrawn within 60 days or continues in effect for 60 days or more from the date of said filing or appointment.

          (h) DEFAULT OF OTHER FINANCIAL OBLIGATIONS. (i) Any default occurs under any other agreement involving the borrowing of money or the extension of credit having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 to which the Borrower or any Subsidiary may be a party as borrower, guarantor, or installment purchaser, if such default consists of the failure to pay any obligation when due and such failure continues after the applicable grace or notice period, if any, specified in the relevant document or if such default gives to the holder of the obligation concerned the right to accelerate the obligation or (ii) there occurs under any Swap Contract an Early Termination Date resulting from (1) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party or (2) any Termination Event as to which the Borrower or any Subsidiary is an Affected Party, and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $1,000,000 (for purposes of this clause (ii), the terms "Early Termination Date", "Defaulting Party", "Termination Event", and "Affected Party" shall have the meanings assigned to them in the relevant Swap Contract, it being understood that such definitions contemplate Swap Contracts documented on International Swaps and Derivatives Association ("ISDA") standard forms; if such Swap Contract is not documented on an ISDA standard form, such terms shall be given similar or analogous meanings as used in such non-ISDA standard agreements).

          (i) DEFAULT OF OTHER BANK OBLIGATIONS. Any default occurs under any other obligation of the Borrower or any Subsidiary to the Bank or to any affiliate of the Bank and such default continues after the applicable grace or notice period.

          (j)  MATERIAL ADVERSE EFFECT.  There occurs a Material Adverse
Effect.

          (k) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title

IV of ERISA to the Pension Plan or PBGC in an aggregate amount in excess of $500,000; (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Borrower which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $500,000; or (iii) any of the representations and warranties contained in
Section 5.12 shall cease to be true and correct which, individually or in combination, has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (l) CHANGE OF CONTROL. (i) any Person or two or more Persons acting in concert shall acquire beneficial ownership, directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 40% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or
(ii) during any period of up to 12 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the Board of Directors of the Borrower unless the persons replacing such individuals were nominated by the Board of Directors of the Borrower; or
(iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Borrower (or other securities convertible into such securities) representing 40% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors.

    8.02  REMEDIES.  If any Event of Default occurs,

         (a) any indebtedness of the Borrower or of any Acceptable Subsidiary under any of the Credit Documents, any term thereof to the contrary notwithstanding, shall at the Bank's option (but automatically upon the occurrence of an Event of Default described in subsection 8.01(f)(ii) or subsection 8.01(g)) and without notice become immediately due and payable without presentment, demand, protest, or notice of dishonor, or any other notice, all of which are hereby expressly waived by the Borrower to the full extent permitted by law, and the Bank may declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any then-outstanding letters of credit, (whether or not any beneficiary shall have presented, or be entitled at such time to present, the drafts or other documents required to draw under such letters of credit) to be immediately due and payable;

         (b) the obligation, if any, of the Bank (including through any Offshore Credit Provider) to make further loans or extensions of credit hereunder shall immediately cease and terminate, and

          (c) the Bank and each Offshore Credit Provider shall have all rights, powers, and remedies available under each of the Credit Documents, or accorded by law, including the right to resort to any or all security for any credit accommodation described herein, and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.

All rights, powers, and remedies of the Bank and each Offshore Credit Provider may be exercised at any time by the Bank or such Offshore Credit Provider and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of the Bank and any Offshore Credit Provider in connection with each of the Credit Documents are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.


                                 ARTICLE IX

                                MISCELLANEOUS

    9.01 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower shall not assign this Agreement or any other Credit Document or any of the rights, duties or obligations of the Borrower hereunder without the prior written consent of the Bank.

    9.02 CONSENTS AND WAIVERS. No failure to exercise and no delay in exercising, on the part of the Bank or any Offshore Credit Provider, any right, remedy, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. No consent or waiver under this Agreement shall be effective unless in writing. No waiver of any breach or default shall be deemed a waiver of any breach or default thereafter occurring.

    9.03 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California.

    9.04 COSTS AND ATTORNEYS' FEES. The Borrower shall, whether or not the transactions contemplated hereby shall be consummated, pay or reimburse the Bank on demand for all reasonable costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration, and execution of, and any amendment, supplement, waiver or modification to, this Agreement and any other Credit Document and the consummation of the transactions contemplated hereby and thereby, including reasonable attorney fees and disbursements and the allocated cost of internal counsel and disbursements, incurred by the Bank with respect thereto; and in connection with the enforcement, attempted enforcement or preservation of any rights or remedies hereunder or under any Credit Document, including any "workout" or restructuring under this Agreement, including attorney fees and disbursements and the allocated cost of internal counsel and disbursements. The agreements and obligations of the Borrower under this Section shall survive the expiration or termination of the commitment to extend credit hereunder and the payment of all other obligations of the Borrower and the Acceptable Subsidiaries hereunder.

    9.05 INTEGRATION; AMENDMENT. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Borrower and the Bank. This Agreement may be amended or modified only in writing, signed by the Borrower and the Bank.

    9.06 CONFIDENTIALITY. The Bank agrees to take normal and reasonable precautions and to exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any of its Subsidiaries under this Agreement or any other Credit Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Bank; PROVIDED, HOWEVER, that the Bank may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any participant or assignee, actual or potential, provided that such person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder; (H) as to the Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with the Bank or such Affiliate; and (I) to its Affiliates which have a need to know such information in connection with the evaluation or administration of this Agreement or any other Credit Document and which shall keep such information confidential to the same extent required of the Bank hereunder.

    9.07 PARTICIPATIONS. The Bank may at any time sell, assign, grant participations in, or otherwise transfer to any other Person (a "PARTICIPANT") all or part of the obligations of the Borrower and any Acceptable Subsidiary under this Agreement and any other Credit Document. The Borrower authorizes the Bank and each Participant, upon the occurrence of an Event of Default, to proceed directly by right of setoff, banker's lien, or otherwise, against any assets of the Borrower and any Acceptable Subsidiary which may be in the hands of the Bank or such Participant, respectively. The Borrower authorizes the Bank to disclose to any prospective Participant and any Participant any and all information in the Bank's possession concerning the Borrower and its Subsidiaries, this Agreement or any other Credit Document; provided, however, that any such prospective Participant or Participant shall agree to keep any such information confidential.

    9.08 GENERAL INDEMNIFICATION. The Borrower shall pay and indemnify the Bank, the Offshore Credit Providers, the Bank's parent company, and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, or disbursements (including attorneys' fees and disbursements and the allocated costs of internal counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Credit Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation, or proceeding related to this Agreement, any violation of any Environmental Law by the Borrower or its Subsidiaries, any use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence (whether actual or alleged) of a Hazardous Substance on, under or about the property or operations of or property leased to the Borrower or any of its Subsidiaries, any transportation from or other off-site management of any Hazardous Substance generated or used by the Borrower or any of its Subsidiaries, or the loans and other extensions of credit hereunder or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The agreements and obligations of the Borrower under this Section shall survive the expiration or termination of the commitment to extend credit hereunder and the payment of all other obligations of the Borrower and the Acceptable Subsidiaries hereunder.

    9.09 ARBITRATION; REFERENCE PROCEEDING. (a) Any controversy or claim between or among the parties arising out of or relating to this Agreement or any other Credit Document or other agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted within the following California county or counties: San Francisco. The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         (b) Notwithstanding the provisions of subsection (a) of this Section, no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to the Bank which is secured by real property collateral located in California. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subsection (c) of this Section.

         (c) A controversy or claim which is not submitted to arbitration as provided and limited in subsections (a) and (b) of this Section shall, at the request of any party, be determined by a reference in accordance with California Code of Civil Procedure Sections 638 ET SEQ. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

         (d) No provision of this paragraph shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

    9.10 NOTICES. (a) All notices, requests and other communications provided for hereunder shall be in writing and mailed or delivered to a party at its address specified on the signature pages hereof, or to such other address as shall be designated by such party in a written notice to the other parties.

         (b) All such notices and communications shall, when transmitted by overnight delivery, be effective when delivered for overnight delivery, or if personally delivered, upon such personal delivery, except that notices pursuant to Article II shall not be effective until actually received by the Bank.

         (c) The Borrower acknowledges and agrees that any agreement of the Bank pursuant to Article II to receive notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. Telephone requests may be made by any individual identified in writing to the Bank on a form acceptable to the Bank as being authorized to make such requests. The Bank shall be entitled to rely upon any written or telephone request from persons it reasonably believes to be authorized by the Borrower to make such requests without making independent inquiry. The Borrower assumes the full risk of, and the Bank shall not be responsible for, any delays or errors in transmission, and the obligation of the Borrower to repay the loans and other extensions of credit hereunder shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

    9.11 HEADINGS; INTERPRETATION. Article, section, and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.
The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Article, subsection, section, schedule and exhibit references are to this Agreement unless otherwise specified. The term "including" is not limiting and means "including without limitation." In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and

"until" each mean "to but excluding", and the word "through" means "to and including."

    9.12 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    9.13 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

    9.14 WAIVER OF JURY TRIAL. IF A CONTROVERSY OR CLAIM IS NOT SUBMITTED TO ARBITRATION AS PROVIDED AND LIMITED IN SUBSECTIONS (a) AND (b) OF SECTION
9.09 OR IS NOT DETERMINED BY A REFERENCE AS PROVIDED IN SUBSECTION (c) OF SUBSECTION 9.09, THEN THE BORROWER AND THE BANK WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  DIGITAL MICROWAVE CORPORATION


                                  By: /s/ CHARLES D. KISSNER
                                     ----------------------------------------

                                  Typed Name: Charles D. Kissner
                                             --------------------------------

                                  Title: Chairman of the Board, President
                                         and Chief Executive Officer
                                        -------------------------------------


                                  By: /s/ CARL A. THOMSEN
                                     ----------------------------------------

                                  Typed Name: Carl A. Thomsen
                                             --------------------------------

                                  Title: Vice President, Chief Financial
                                         Officer and Secretary
                                        -------------------------------------


                                  Address where notices to
                                  Borrower are to be sent:

                                      170 Rose Orchard Way
                                  -------------------------------------------

                                      San Jose, CA 95134
                                  -------------------------------------------

                                  BANK OF AMERICA NATIONAL TRUST
                                  AND SAVINGS ASSOCIATION


                                  By: /s/ DEBRA C. STAIGER
                                     ----------------------------------------

                                  Typed Name: Debra C. Staiger
                                             --------------------------------

                                  Title:      Vice President
                                        -------------------------------------


                                  Address where notices to
                                  Bank are to be sent:

                                  530 Lytton Avenue, 2nd Floor
                                  -------------------------------------------

                                  Palo Alto, CA  94301
                                  -------------------------------------------

                                Schedule 7.01

                            EXISTING INDEBTEDNESS

                             As of May 31, 1997



     Amount                             Description
     ------                             -----------
   $2,016,443     Coast Business Credit $25,000,000 facility (terminated and paid in full as of June 30, 1997)

    1,226,518     Balance of lease obligations under capital equipment and
   ----------     auto leases

   $3,242,961     Total Indebtedness as of May 31, 1997
   ----------
   ----------

                                Schedule 7.02

                               EXISTING LIENS

                             As of May 31, 1997


     Amount                             Description
     ------                             -----------

    $2,016,443    Amount of outstanding indebtedness under Coast Business
                  Credit $25,000,000 facility terminated and paid in full as of June 30, 1997, security interest filed on all receivables, inventory and supplies related to sales of its goods and services

     1,226,518    Amount of outstanding liability under capital lease
    ----------    obligations for which liens are in effect on the leased
                  asset

    $3,242,961    Total Amount of Liabilities Subject to Liens
    ----------
    ----------

                                  Exhibit A

                        DIGITAL MICROWAVE CORPORATION
                           COMPLIANCE CERTIFICATE


                                                     Date: _____________, 199_


    Pursuant to that Credit Agreement dated as of June 30, 1997 (as amended, modified or supplemented from time to time, the "Credit Agreement"; capitalized terms not otherwise defined herein being used herein as defined in the Credit Agreement) between Digital Microwave Corporation (the "Borrower") and Bank of America National Trust and Savings Association (the "Bank"), the undersigned responsible officer, certifies that he/she is the __________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate, and that:

[Use this paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.02(a) of the Credit Agreement.]

    1. Attached as Schedule 1 hereto is a true and correct copy of the Borrower's audited consolidated balance sheet as at the end of the fiscal year ended ______________, 199_ and the related consolidated statements of income, retained earnings and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of _____________________ [nationally-recognized independent public accounting firm].

                                     or

[Use this paragraph if this Certificate is delivered in connection with the financial statements required by subsection 6.02(b) of the Credit Agreement.]

    1. Attached as Schedule 1 hereto is a true and correct copy of the unaudited consolidated balance sheet of the Borrower for the fiscal quarter ended _________________, 199_ and the related consolidated statements of income, retained earnings and cash flow for the period commencing on the first day and ending on the last day of such quarter and for the portion of the fiscal year ending on the last day of such quarter.

    2. The attached financial statements are complete and correct and fairly present, in accordance with GAAP, the financial position and results of operations of the Borrower and the Borrower's consolidated Subsidiaries.

    3. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the attached financial statements.

    4. To the best of the undersigned's knowledge, the Borrower, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Borrower, and the undersigned has no knowledge of any Default or Event of Default (both as defined in the Credit Agreement).

    5. The following financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate. All amounts and ratios in Schedule 2 refer to the financial statements attached as Schedule 1 hereto and are determined in accordance with the specifications set forth in the Credit Agreement.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________________, 199_.

                                    DIGITAL MICROWAVE CORPORATION


                                    By:
                                       ----------------------------

                                    Name:
                                         --------------------------

                                    Title:
                                          -------------------------

                                                  Date: ______________, 199__
                                                  For the fiscal quarter/year
                                                  ended ______________, 199__


                                  SCHEDULE 2
                        to the Compliance Certificate
                                 ($ in 000's)(1)

                                           ACTUAL           REQUIRED/PERMITTED
                                           ------           ------------------
1. SECTION 7.13 QUICK RATIO.

   The ratio of:

   A. the sum of:

      (i)   cash
                  PLUS                     -------
                                           -
      (ii)  short-term cash investments
                  PLUS                     -------
                                           -
      (iii) marketable securities not
            classified as long-term
            investments
                  PLUS                     -------
                                           -
      (iv)  current accounts receivable
                                           -------
                                           -


            (i)+(ii)+(iii)+(iv) =          -------
                                           -
   B. Current Liabilities(2)
                                           -------
                                           -
       A
      ---
       B                        =
                                          --------  Not less than 1.35 to 1.00.
                                          --------

-----------
(1) Determined on a consolidated basis, in accordance with GAAP.

(2) Including, without duplication, the dollar Equivalent Amount of all outstanding Advances and the L/C Outstanding Amount.

                                        ACTUAL           REQUIRED/PERMITTED
                                        ------           ------------------
2. SECTION 7.14 MINIMUM TANGIBLE
   NET WORTH.

   Tangible Net Worth:                          Not to be less than the sum of:

   (i)   Total assets                           A. 90% of consolidated Tangible
                                       ------      Net Worth as of
                                                   12/31/96
            LESS                                                    -----------
                                                              PLUS
  (ii)   goodwill, patents, trademarks,
         trade names, organization              B. 100% of the net proceeds
         expense, treasury stock,                  received from the issuance
         unamortized debt discount and             of equity after 12/31/96
         expense, deferred charges and
         other like intangibles and                                 -----------
         monies due from Affiliates other
         than Subsidiaries of the Borrower,                   LESS
         officers, directors, or
         shareholders                  ------   C. up to $20,000,000 in
                                                   intangible assets acquired
                    LESS                           after 12/31/96
                                                                    ----------
 (iii)   reserves applicable thereto   ------

                    LESS

  (iv)   all liabilities (including
         accrued and deferred income
         taxes)                        -------

         (i)-(ii)-(iii)-(iv)        =  -------      A + B - C    =  -----------
                                       -------                      -----------

                                        ACTUAL           REQUIRED/PERMITTED
                                        ------           ------------------

3. SECTION 7.15 TOTAL LIABILITIES
   TO TANGIBLE NET WORTH.

   The ratio of:

   A. Total Liabilities(3)
                                        ------
   B. Tangible Net Worth (from 2.
      above)                            ------

        A
       ---
        B                                         Not greater than 0.75 to 1.00.
                                        ------
                                        ------

4. SECTION 7.16(a)
   LOSSES IN TWO CONSECUTIVE
   QUARTERS.

   A. (i)  Operating loss for fiscal
           quarter just ended           -------   Not to exceed 0 if (ii) shows
                                        -------   a loss.
     (ii)  Operating loss for the
           fiscal quarter immediately
           preceding the fiscal quarter
           just ended                   --------
                                        --------

   B. (i)  Net loss for fiscal quarter
           just ended                   --------  Not to exceed 0 if (ii) shows
                                        -------   a loss.
      (ii) Net loss for the fiscal
           quarter immediately preceding
           the fiscal quarter just ended -------
                                         -------

5. SECTION 7.16(b) LOSSES IN ONE QUARTER.
   Operating loss for fiscal quarter
   just ended                            -------  Not to exceed 5% of Tangible
                                         -------  Net Worth as of immediately
                                                  preceding fiscal quarter:
                                                    Tangible Net Worth
                                                    from last quarter's
                                                    Compliance Certif-
                                                    icate Item No. 2
                                                                     ----------
                                                                     x     5%

                                                                     =
                                                                     ----------
                                                                     ----------
    Net loss for fiscal quarter
    just ended                           -------  Not to exceed 5% of Tangible
                                         -------  Net Worth as of immediately
                                                  preceding fiscal quarter
                                                  as computed above:
                                                                     ----------
                                                                     ----------
----------

(3) Including, without duplication, the dollar Equivalent Amount of all outstanding Advances and the L/C Outstanding Amount.

                                  EXHIBIT B

                             NOTICE OF BORROWING


                                                 Date: _________________, 199_


To:  Bank of America National Trust and Savings Association, (the "BANK")

Re: Credit Agreement dated as of June 30, 1997 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") between Digital Microwave Corporation and Bank of America National Trust and Savings Association


Ladies and Gentlemen:

     The undersigned, ___________________________ (the "BORROWER"), refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to Section [2.02/2.06] of the Credit Agreement, of the specified Advance requested below. The terms defined in the Credit Agreement which are used herein have the meanings therein defined.

          1. The Business Day of the proposed Advance is __________________, 19___.

          2. The aggregate amount of the proposed Advance is [$_____________________.] [or specify the amount and currency of any Local Currency Advances].

          3.   A Dollar Advance is to be a [Reference Rate] [Offshore Rate]
     Advance.

          4. The duration of the Interest Period for the [Offshore Rate Advance or Local Currency Advance] shall be [_____ days] [_______ months].

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date);

          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

          (c) The proposed Advance will not cause the aggregate principal amount of all outstanding Advances PLUS the aggregate amount of all L/C Outstanding Amounts to exceed the Credit Limit.


                                       Digital Microwave Corporation


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------


                                       [By:
                                           ----------------------------------
                                       Title:                               ]
                                             --------------------------------

                                 EXHIBIT C

                   NOTICE OF CONVERSION/CONTINUATION



                                                 Date: _________________, 199_


To:  Bank of America National Trust and Savings Association, (the "BANK")

Re: Credit Agreement dated as of June 30, 1997 (as extended, renewed, amended or restated from time to time, the "CREDIT AGREEMENT") between Digital Microwave Corporation and Bank of America National Trust and Savings Association

Ladies and Gentlemen:

    The undersigned, ___________________________ (the "BORROWER"), refers to the Credit Agreement and hereby gives you notice irrevocably, pursuant to
Section 2.03 of the Credit Agreement, of the [conversion] [continuation] of the Advances specified herein. The terms defined in the Credit Agreement which are used herein have the meanings therein defined.

         1.   The conversion/continuation Date is _____________,
     19____.

         2. The aggregate amount of the Advances to be [converted] [continued] is $_____________.

         3. The Advances are to be [converted into] [continued as] [Reference Rate] [Offshore Rate] Advances.

         4. [If applicable:] The duration of the Offshore Rate Interest Period for the Advances included in the [conversion] [continuation] shall be [_____ days] [_____ months].

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

          (a) the representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct in all material respects as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date);

          (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation][; and

          (c) the proposed [conversion][continuation] will not cause the aggregate principal amount of all outstanding Advances PLUS the aggregate amount of all L/C Outstanding Amounts to exceed the Credit Limit.



                                       Digital Microwave Corporation


                                       By:
                                          -----------------------------------
                                       Title:
                                             --------------------------------


                                       [By:
                                           ----------------------------------
                                       Title:                               ]
                                             --------------------------------







                                    C-2